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                                                               EXHIBIT 99
                                                               ----------

ADDITIONAL EXHIBITS

Forward Looking Statements
--------------------------
Written and oral statements provided by the Company from time to time, including in the Company's annual report to shareholders and it's annual report on Form 10-K, may contain certain forward looking information, as that term is defined by the Private Securities Litigation Reform Act of 1995 (the "Act") and in releases made by the Securities and Exchange Commission ("SEC"). The cautionary statements which follow are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. While the Company believes that the assumptions underlying such forward looking statements are reasonable based on present conditions, forward looking statements made by the Company involve risks and uncertainties and are not guarantees of future performance. Actual results may differ materially from those in the Company's written or oral forward looking statements as a result of various factors, including but not limited to, the following:

     A significant decline in sales with the Company's largest customer, who represents over 10% of consolidated sales, or other significant customers.

     Continued or increased competitive pressure to reduce selling prices of products or increase financial incentives to customers.

     A prolonged disruption of scheduled deliveries from suppliers when alternative sources of supply are not available to satisfy the Company's requirements for raw material and components.

     Delays in the Company's ability to pass along significant increases in the cost of raw material, components, other materials and/or services.

     The amount of and rate of growth in selling, general and administrative expenses, and occurrences which could affect the Company's ability to reduce or limit the increase in such expenses.

     The costs and other effects of legal and administrative cases and proceedings (whether civil or criminal), settlements and investigations, claims, developments or assertions by or against the Company relating to intellectual property rights and licenses, and adoption of new or changes in accounting policies and practices.

     Difficulties or delays in the development, production, testing and marketing of products, including, but not limited to, a failure to ship new products when anticipated, failure of customers to accept these products when planned, any defects in products or a failure of manufacturing economies to develop when planned.

     Circumstances impacting the Company's ability to fund and accomplish technological innovation, improve processes, and attract and retain capable staff in order to deal with increasing volume and complexity in its products.


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     Occurrences affecting the slope or speed of decline of the life cycle of the Company's products, or affecting the Company's ability to reduce product costs and other costs, and to increase productivity.

     The impact of unusual items resulting from the Company's ongoing evaluation of its business strategies, acquisitions or divestitures, asset valuations and organizational structures.

     The effects of and changes in, trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations, including but not limited to trade restrictions or prohibitions, inflation, monetary fluctuations, import and other charges or taxes, foreign exchange rates, nationalizations and unstable governments.

     The future health of the U.S. and international economies and other economic factors that directly or indirectly affect the demand for the Company's products.

     Labor strikes or work stoppages by employees of the Company, its customers, suppliers, or freight contractors or other providers.

     Environmental factors such as fires, floods, or other natural disasters and weather conditions which could impact the Company's ability to produce products or the demand for its products.

     Increased competition due to industry consolidation or new entrants into the Company's existing markets.

     The introduction of alternative products or governmental and regulatory activities that favor alternative methods of serving the same function as the Company's products.

All forward-looking statements included herein are based upon information presently available, and the Company assumes no obligation to update any forward-looking statements.







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